Exhibit 99.1

NEWS RELEASE

for immediate release

inTEST First Quarter 2022 Revenue Up 23% Year-over-Year and
Up 8% Sequentially, Demonstrating Solid Execution of 5-Point Strategy

●	Revenue increased to $24.1 million; GAAP earnings per diluted share of $0.05 and non-GAAP adjusted earnings per diluted share of $0.12 in line with guidance

●	Orders of $25.1 million in first quarter 2022 with demand strengthening entering second quarter

●	Record quarter-end backlog of $35.0 million

●	Acquisition integrations on track; enhancing sales channels, growing customer base and improving systems and processes

●	Maintaining full year outlook based on strong end market demand, despite supply chain constraints

Mt. Laurel, NJ – May 6, 2022 - inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing in key target markets which include automotive, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended March 31, 2022. Results include the impact of the following acquisitions: North Sciences, formerly Z-Sciences (October 6, 2021), Videology (October 28, 2021) and Acculogic (December 21, 2021). Beginning in the first quarter of 2022, the Company made a change to its reportable segments from two reportable segments to three reportable segments. These segments are Electronic Test, Environmental Technologies and Process Technologies. Segment data can be found in the tables that accompany this release

Nick Grant, President and CEO, commented, “We delivered another solid quarter by executing on our 5-Point Strategy as the combination of the continued demand for our innovative solutions and recent acquisitions drove growth. We are excited about our acquisitions as the integrations are going as planned. We are improving their systems and processes with more discipline and sophistication to enable greater scalability while investing in the sales organization across our enterprise. Notably, we are building out our sales teams both domestically and in Europe and recently, we opened our newest induction heating demonstration lab in conjunction with our channel partner in Mexico. Our experience has demonstrated that prospects who witness our technology solving their production challenges in our labs are highly likely to become new customers, so we are expanding the number of labs we have around the world to drive higher conversion. In parallel with these efforts, we are driving new product innovation initiatives to further enhance sales growth. Importantly as well, we believe our reorganization into three technology divisions increases efficiencies, broadens opportunities, better utilizes our managers’ talents and leverages our strong customer relationships to accelerate growth.”

Mr. Grant added, “Encouragingly, demand remains strong across our markets. Our solid first quarter results along with the pace of second quarter orders thus far gives us confidence in our 2022 outlook even in the face of continuing supply chain challenges. We are optimistic about our healthy pipeline of projects as we manage our operations to meet customers’ needs.”

First Quarter 2022 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	3/31/2022	12/31/2021	$	%	3/31/2021	$	%
Revenue	$24,081	$22,358	$1,723	7.7%	$19,556	$4,525	23.1%
Gross profit	$11,013	$10,346	$667	6.4%	$9,521	$1,492	15.7%
Gross margin	45.7%	46.3%			48.7%
Operating expenses (incl. intangible amort.)	$10,211	$10,051	$160	1.6%	$6,941	$3,270	47.1%
Operating income	$802	$295	$507	171.9%	$2,580	$(1,778)	-68.9%
Operating margin	3.2%	1.3%			13.1%
Net earnings (GAAP)	$577	$287	$290	101.0%	$2,212	$(1,635)	-73.9%
Earnings per diluted share (“EPS”) (GAAP)	$0.05	$0.03	$0.02	66.7%	$0.21	$(0.16)	-76.2%
Adjusted net earnings (Non-GAAP) (1)	$1,266	$799	$467	58.4%	$2,512	$(1,246)	-49.6%
Adjusted EPS (Non-GAAP) (1)	$0.12	$0.07	$0.05	71.4%	$0.24	$(0.12)	-50.0%
Adjusted EBITDA (Non-GAAP) (1)	$2,134	$1,368	$766	56.0%	$3,307	$(1,173)	-35.5%
Adjusted EBITDA margin (Non-GAAP) (1)	8.9%	6.1%			16.9%

(1)

Adjusted net earnings, adjusted earnings per diluted share, adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Compared with the prior-year period, revenue growth of $4.5 million included $4.0 million from the acquisitions. In the quarter, supply chain and logistic constraints impacted revenue by approximately $1 million. Organic growth of 3% reflected demand from the automotive market, in particular Electric Vehicles (EVs), as well as industrial markets. The acquisitions contributed to growth in life sciences, security and other markets consistent with the Company’s strategy to diversify and expand revenue sources with new markets and customers. Overall, sales to the semi industry were relatively unchanged as growth in shipments to front-end semi customers offset the decline in sales to the traditional back-end semi market, which were exceptionally strong in the year-ago quarter. The Company’s top five customers in the first quarter represented approximately 20% of revenue and no single customer during the quarter accounted for 10% or more in revenue.

Compared with the trailing fourth quarter of 2021, sales to the semi industry grew 9% driven primarily by demand from back-end semi applications. Life sciences, industrial and defense/aero markets also improved sequentially.

The contraction of gross margin compared with the prior-year and trailing quarter reflected less favorable product mix, impact of the acquisitions, production inefficiencies driven by supply chain constraints and delayed recovery of cost increases as pricing improvements tend to lag inflationary increases in component material and labor costs for pre-existing order commitments.

Mr. Grant noted, “We are continuously implementing improvements in our operations to take out costs and drive productivity gains. Just recently, we completed the consolidation of Videology North America operations into our Mansfield, MA facility, which also houses Environmental Technologies. This consolidation takes out costs and reduces our manufacturing footprint while upgrading facilities for that business. At our Ambrell facility, we have established dedicated production cells to address the growing demand for our induction heating solutions used in silicon carbide crystal growth applications. The cell manufacturing process is driving improved production flow and operational efficiencies as we ramp up volume. Ultimately as we grow, the anticipated increase in volume throughout our operations is expected to provide greater opportunity for capturing operating leverage.”

Compared with the first quarter of 2021, operating expenses were up $3.3 million to $10.2 million, or 42.4% of total revenue. Sequentially, operating expenses were up approximately $160,000. First quarter 2022 operating expenses reflect the impact of a full quarter of operating expenses associated with the Company’s fourth quarter acquisitions and included approximately $780,000 of intangible asset amortization expense.

Balance Sheet and Cash Flow Review

Cash and cash equivalents at the end of the first quarter of 2022 were $17.2 million, down $4.0 million, or 19%, from December 31, 2021. Debt was $19.2 million compared to $20.1 million at the end of 2021. During the first quarter of 2022, the Company used $2.7 million in cash from operations.

Capital expenditures in the quarter were $335,000 compared with $388,000 in the prior-year period.

First Quarter 2022 Orders and Backlog

($ in 000s)	Three Months Ended
			Change			Change
	3/31/2022	12/31/2021	$	%	3/31/2021	$	%
Orders	$25,063	$30,459	$(5,396)	-17.7%	$25,230	$(167)	-0.7%
Backlog (at quarter end)	$35,034	$34,052	$982	2.9%	$17,139	$17,895	104.4%

Orders for the first quarter of 2022 reflected strong demand from the automotive industry, in particular for EV applications requiring inTEST’s induction heating technology and its newly acquired battery test solutions. Orders were up in life sciences as well, driven by demand for a variety of inTEST’s technology solutions including digital imaging and induction heating. Demand from the defense/aero industry for environmental technology solutions was also strong in the quarter.

For semi-related business, orders declined compared with atypically strong demand in both the first quarter and the fourth quarter of 2021. Customer demand for back-end solutions was exceptionally strong in the first half of 2021 and the Company received a record $10 million order for front-end semi solutions in the fourth quarter of 2021.

Backlog reached a record $35.0 million at March 31, 2022.

2022 Outlook Remains Unchanged Despite Macroeconomic Environment and Supply Chain Challenges

inTEST continues to expect 2022 revenue to grow 30% or more over the prior year to approximately $110 million to $115 million.

Gross margin for the remainder of 2022 is expected to be between 46% to 49% in any given quarter based on volume and mix while quarterly operating expenses are now expected to range from approximately $10.9 million to $11.2 million. These estimated expenses include intangible asset amortization, which is now expected to be approximately $780,000 in the second quarter.

Interest expense is expected to be approximately $150,000 per quarter and the effective tax rate is expected to be approximately 15% to 17% for the year. Capital expenditures for the year are expected to remain approximately 1% to 2% of revenue.

Second quarter 2022 revenue is expected to be in the range of $27 million to $29 million. Second quarter 2022 earnings per diluted share (GAAP) is expected to be in the range of $0.11 to $0.16 while adjusted earnings per diluted share (Non-GAAP) is expected to be in the range of $0.18 to $0.23. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes supply chain challenges remain unchanged and begin to improve modestly in the second half of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 am ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question and answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at: https://ir.intest.com/.

A telephonic replay will be available from 11:30 am ET on the day of the call through Friday, May 13, 2022. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13728796 or access the webcast replay via the Company’s website. A transcript will also be posted to the website once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing in target markets which include automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings (loss), adjusted earnings (loss) per diluted share, adjusted EBITDA, and adjusted EBITDA margin. Adjusted net earnings (loss) is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings (loss). Adjusted earnings (loss) per diluted share is derived by dividing adjusted net earnings (loss) by diluted weighted average shares outstanding. Adjusted EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings (loss). Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue. These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings (loss) and adjusted earnings (loss) per diluted share are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as these expenses may not be indicative of our underlying operating performance. The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings (loss) and earnings (loss) per diluted share to adjusted net earnings (loss) and adjusted earnings (loss) per diluted share and from net earnings (loss) to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below. The non-GAAP financial measures discussed in this press release may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in the life sciences, security, industrial and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; the impact of the COVID-19 pandemic on the Company’s business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2021. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski
Chief Financial Officer and Treasurer	Kei Advisors LLC
Tel: (856) 505-8999	dpawlowski@keiadvisors.com
Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021

Revenue	$24,081	$19,556
Cost of revenue	13,068	10,035
Gross profit	11,013	9,521

Operating expenses:
Selling expense	3,456	2,403
Engineering and product development expense	1,924	1,322
General and administrative expense	4,831	3,161
Restructuring and other charges	-	55
Total operating expenses	10,211	6,941

Operating income	802	2,580
Other expense	(147)	(2)

Earnings before income tax expense	655	2,578
Income tax expense	78	366

Net earnings	$577	$2,212

Earnings per common share – basic	$0.05	$0.21
Weighted average common shares outstanding – basic	10,617,271	10,329,449

Earnings per common share – diluted	$0.05	$0.21
Weighted average common shares and common share equivalents outstanding – diluted	10,842,592	10,525,826

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,211	$21,195
Trade accounts receivable, net of allowance for doubtful accounts of $212 and $213, respectively	17,292	16,536
Inventories	14,913	12,863
Prepaid expenses and other current assets	1,853	1,483
Total current assets	51,269	52,077
Property and equipment:
Machinery and equipment	5,801	5,733
Leasehold improvements	3,193	3,001
Gross property and equipment	8,994	8,734
Less: accumulated depreciation	(6,190)	(6,046)
Net property and equipment	2,804	2,688
Right-of-use assets, net	5,657	5,919
Goodwill	21,863	21,448
Intangible assets, net	20,905	21,634
Restricted certificates of deposit	100	100
Other assets	336	39
Total assets	$102,934	$103,905

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note	$4,100	$4,100
Current portion of operating lease liabilities	1,444	1,371
Accounts payable	5,896	4,281
Accrued wages and benefits	2,898	4,080
Accrued professional fees	527	1,048
Customer deposits and deferred revenue	5,425	6,038
Accrued sales commission	842	863
Domestic and foreign income taxes payable	1,625	2,024
Other current liabilities	1,390	1,267
Total current liabilities	24,147	25,072
Operating lease liabilities, net of current portion	4,876	5,248
Term Note, net of current portion	15,117	16,000
Deferred tax liabilities	941	1,379
Contingent consideration	1,369	930
Other liabilities	483	453
Total liabilities	46,933	49,082

Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 10,995,194 and 10,910,460 shares issued, respectively	110	109
Additional paid-in capital	30,358	29,931
Retained earnings	24,970	24,393
Accumulated other comprehensive earnings	767	594
Treasury stock, at cost; 33,077 shares	(204)	(204)
Total stockholders' equity	56,001	54,823
Total liabilities and stockholders' equity	$102,934	$103,905

inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$577	$2,212
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	1,279	740
Provision for excess and obsolete inventory	123	39
Foreign exchange loss	40	8
Amortization of deferred compensation related to stock-based awards	372	269
Loss on disposal of property and equipment	-	22
Proceeds from sale of demonstration equipment, net of gain	19	7
Deferred income tax benefit	(438)	(9)
Changes in assets and liabilities:
Trade accounts receivable	(832)	(5,082)
Inventories	(2,177)	(783)
Prepaid expenses and other current assets	(374)	212
Other assets	(8)	(8)
Accounts payable	1,592	1,235
Accrued wages and benefits	(1,179)	103
Accrued professional fees	(520)	(261)
Customer deposits and deferred revenue	(608)	799
Accrued sales commission	(20)	232
Operating lease liabilities	(346)	(343)
Domestic and foreign income taxes payable	(395)	335
Other current liabilities	40	(57)
Other liabilities	60	(7)
Net cash used in operating activities	(2,795)	(337)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(335)	(388)
Net cash used in investing activities	(335)	(388)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Term Note	(883)	-
Proceeds from shares sold under Employee Stock Purchase Plan	56	-
Proceeds from stock options exercised	-	717
Net cash provided by (used in) financing activities	(827)	717

Effects of exchange rates on cash	(27)	(74)

Net cash used in all activities	(3,984)	(82)
Cash and cash equivalents at beginning of period	21,195	10,277
Cash and cash equivalents at end of period	$17,211	$10,195

Cash payments for:
Domestic and foreign income taxes	$966	$41

inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change				Change
	3/31/2022		12/31/2021		$	%	3/31/2021		$	%
Revenue
Semi	$13,390	55.6%	$12,284	54.9%	$1,106	9.0%	$13,320	68.1%	$70	0.5%
Industrial	2,799	11.6%	2,172	9.7%	627	28.9%	1,427	7.3%	1,372	96.1%
Auto/EV	2,756	11.4%	2,697	12.1%	59	2.2%	1,327	6.8%	1,429	107.7%
Life Sciences	699	2.9%	409	1.8%	290	70.9%	643	3.3%	56	8.7%
Defense/Aerospace	1,493	6.2%	1,322	5.9%	171	12.9%	1,252	6.4%	241	19.2%
Security	574	2.4%	693	3.1%	(119)	-17.2%	-	0.0%	574	NM
Other	2,370	9.8%	2,781	12.4%	(411)	-14.8%	1,587	8.1%	783	49.3%
	$24,081	100.0%	$22,358	100.0%	$1,723	7.7%	$19,556	100.0%	$4,525	23.1%

NM: not meaningful

Segment Data

(In thousands)

(Unaudited)

Beginning in the first quarter of 2022, the Company made a change to its reportable segments from two reportable segments to three reportable segments – Electronic Test, Environmental Technologies and Process Technologies. These segments, which operate as Divisions, align with how the Chief Executive Officer (CEO) who is also the Chief Operating Decision Maker (CODM) as defined under U.S. GAAP, allocates resources and assesses performance against the Company’s key growth strategies. Prior period reportable segment results and related disclosures have been restated to be consistent with the current year presentation.

	Three Months Ended March 31,
	2022	2021
Revenue:
Electronic Test	$8,778	$8,501
Environmental Technologies	6,993	6,198
Process Technologies	8,310	4,857
Total revenue	$24,081	$19,556

Income from divisional operations:
Electronic Test	$1,887	$2,987
Environmental Technologies	802	923
Process Technologies	730	456
Total income from divisional operations	3,419	4,366
Corporate expenses	(1,835)	(1,482)
Acquired intangible amortization	(782)	(304)
Other income (expense)	(147)	(2)
Earnings before income tax expense	$655	$2,578

inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings (GAAP) to Adjusted Net Earnings (Non-GAAP) and Earnings Per Share – Diluted (GAAP) to Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Three Months Ended
	3/31/2022	3/31/2021	12/31/2021

Net earnings (GAAP)	$577	$2,212	$287
Acquired intangible amortization	782	304	522
Tax adjustments	(93)	(4)	(10)
Adjusted net earnings (Non-GAAP)	$1,266	$2,512	$799

Diluted weighted average shares outstanding	10,843	10,526	10,836

Earnings per share – diluted:
Net earnings (GAAP)	$0.05	$0.21	$0.03
Acquired intangible amortization	0.08	0.03	0.04
Tax adjustments	(0.01)	-	-
Adjusted earnings per share – diluted (Non-GAAP)	$0.12	$0.24	$0.07

Reconciliation of Net Earnings (GAAP) to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	3/31/2022	3/31/2021	12/31/2021

Net earnings (GAAP)	$577	$2,212	$287
Acquired intangible amortization	782	304	522
Interest expense	137	-	83
Income tax expense	78	366	(51)
Depreciation	188	156	171
Non-cash stock-based compensation	372	269	356
Adjusted EBITDA (Non-GAAP)	$2,134	$3,307	$1,368

Revenue	24,081	19,556	22,358
Adjusted EBITDA margin (Non-GAAP)	8.9%	16.9%	6.1%

Reconciliation of Second Quarter 2022 Estimated Earnings Per Share – Diluted (GAAP) to Estimated Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Low	High

Estimated earnings per share – diluted (GAAP)	$0.11	$0.16
Estimated acquired intangible amortization	0.08	0.08
Estimated tax adjustments	(0.01)	(0.01)
Estimated adjusted earnings per share – diluted (Non-GAAP)	$0.18	$0.23

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